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                                                                   EXHIBIT 12

                      ARAMARK CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                                 (In thousands)


                                                                      Fiscal  Year Ended
                                                 ----------------------------------------------------------------------------------
                                                 September 30,        October 1,      October 2,     September 27,   September  28,
                                                     1994                1993            1992              1991           1990
                                                 ------------         ----------      ----------       -----------    -------------
Income before income taxes
  and minority interest                             $ 163,484         $ 143,265        $ 123,723        $ 117,899         $ 107,220
       Fixed charges, excluding
          capitalized interest                        150,432           168,158          180,913          190,118           195,965

       Other, net                                        (477)            1,222            1,231           (1,819)             (282)
                                                  ------------       ----------      ----------       -----------      ------------

       Earnings, as adjusted                        $ 313,439         $ 312,645        $ 305,867        $ 306,198         $ 302,903
                                                  ============       ==========      ===========      ===========      ============

Interest expense                                    $ 110,040         $ 128,367        $ 141,180        $ 145,727         $ 154,345

       Capitalized interest                                27                47               47               14               590

       Portion of operating lease
         rentals representative
         of interest factor                            40,392            39,791           39,733           44,391            41,620
                                                  -----------        ----------      -----------      -----------     -------------

       Fixed charges                                $ 150,459         $ 168,205        $ 180,960        $ 190,132         $ 196,555
                                                  ===========        ==========      ===========      ===========      ============

Ratio of earnings to
  fixed charges                                           2.1x              1.9x             1.7x             1.6x              1.5x
                                                  ===========        ==========      ===========      ===========      ============


(1) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).